Exhibit 14

                            JB OXFORD HOLDINGS, INC.
                        CODE OF BUSINESS CONDUCT & ETHICS

Overview

      The following principles support and guide our leadership in establishing the strategic direction of JB Oxford Holdings, Inc. and out operating subsidiaries. Our directors, officers and employees are expected to conduct their business in accordance with these ethical principles. We must do more than be compliant with laws, regulations and policies; we must work according to our ethical principles and endeavor to conduct ourselves in a manner beyond reproach. Any employee who ignores or violates any of JBOH's ethical standards, or who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. JBOH's reputation is based on the personal integrity of each of its employees and those with whom we do business. A dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for JBOH to remain a business leader, employer of choice, and good corporate citizen.

      JBOH, and each of its directors, officers and employees, must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. JBOH personnel are expected to be honest and ethical in dealing with each other, with customers, vendors and all other third parties. Doing the right thing means doing it right every time. You must also respect the rights of your fellow employees and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be treated with dignity and respect and accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability.

      Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will never be penalized for reporting your discoveries or suspicions.

      JBOH conducts its affairs consistent with the laws and regulations applicable to its business. As a JBOH employee, you are expected to comply with all such applicable laws and regulations. A violation of the standards contained in this Code of Business Conduct & Ethics will result in corrective action, including possible dismissal.

Compliance with Laws, Rules and Regulations

      JBOH's policy is to comply with all applicable laws, rules and regulations. This is an individual employee responsibility. Applicable laws include those prohibiting, limiting or regulating unfair competition and other antitrust matters, insider trading, employment issues such as harassment and discrimination, and environmental and workplace safety issues. If you are uncertain whether a contemplated action raises a legal issue or concern, the Company's General Counsel can assist you.


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Conflicts of Interest

      You must avoid any personal activity, investment or association which could appear to interfere with good judgment concerning JBOH's best interests. You may not exploit your position or relationship with JBOH for personal gain. You should avoid even the appearance of such a conflict. Therefore, if you are related in any way to a vendor, customer or other provider, you should not be the one to decide whether JBOH does business with that person. As examples, there is a likely conflict of interest if you:

      o cause JBOH to engage in business transactions with you or your relatives or friends or entities controlled by you or them;

      o use nonpublic JBOH, customer or vendor information, such as information with respect to companies whose securities we trade, for personal gain by you, relatives or friends (including securities transactions based on such information);

      o have more than a modest financial interest in JBOH's vendors, customers or competitors;

      o receive a loan, or guarantee of obligations, from JBOH or a third party as a result of your position at JBOH; or

      o compete, or prepare to compete, with JBOH while still employed by JBOH.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the section on "Reporting Violations."

      To ensure that material transactions and relationships involving a potential conflict of interest for any officer or director are in the best interests of JBOH, the Audit Committee must approve in advance all transactions and relationships in which an officer or a director, or any member of such person's family, may have a personal interest or other potential conflict of interest. No director, officer or employee may, on behalf of JBOH, authorize or approve any transaction or relationship, or enter into any agreement, in which any director, officer or any member of his or her immediate family, may have a personal interest without Board approval.

Gifts, Bribes and Kickbacks

      Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, JBOH's customers and vendors. Other gifts may be given or accepted only with prior approval of senior management. In no event should you put JBOH or yourself in a position that would be embarrassing if the gift was made public.

      Dealing with government employees is often different than dealing with private persons. Many governmental and self-regulatory bodies, such as the SEC and Nasdaq, strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.


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      Any JBOH  personnel  who pays or  receives  bribes  or  kickbacks  will be
immediately   terminated  and  reported,   as  warranted,   to  the  appropriate
authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

Improper Use or Theft of JBOH Property

      You may not take JBOH property for personal use: This includes physical resources and property, as well as proprietary and confidential information, software, computers, office equipment, and supplies of JBOH. You must appropriately secure all JBOH property within your control to prevent its unauthorized use.

      Our offices, equipment, supplies and other resources may not be used for activities which are not related to your employment with JBOH, except for any activities that have been approved in writing in advance by us, or for personal usage that is minor in amount and reasonable.

      Use of JBOH's electronic communications systems must conform with JBOH's corporate philosophy and policies. In addition, you should not use JBOH's computer systems to access or post material that: is pornographic, obscene, sexually-related, profane or otherwise offensive; is intimidating or hostile; or violates JBOH policies or any laws or regulations. Employees may make limited non-business use of JBOH's electronic communications systems, provided that such use: (i) is occasional; (ii) does not interfere with the employee's professional responsibilities; (iii) does not diminish productivity; and (iv) does not violate this policy.

Maintaining Accurate and Complete Company Records; Covering Up Mistakes

      JBOH is required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions, to provide an adequate system of internal accounting and controls. JBOH also is required to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC and in all its other public communications. JBOH expects all personnel to ensure that those portions of our books, records and accounts for which they have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form. Similarly, we expect our personnel to ensure that reports and documents filed with the SEC and all other public communications for which they are responsible provide full, fair, accurate and understandable disclosure and are timely filed.

      All employees who exercise supervisory duties over JBOH assets or records are expected to establish and implement appropriate internal controls over all areas of their responsibility. This will help ensure the safeguarding of JBOH's assets and the accuracy of our financial records and reports. JBOH has adopted various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations. We expect all personnel to follow these controls and procedures to assure the complete and accurate recording of all transactions.

      Any  accounting   entries  or  adjustments  that  materially  depart  from
generally accepted accounting principles must be approved by the JBOH Audit Committee and reported to our independent auditors. No one may interfere with or seek to improperly influence (directly or indirectly) the review or auditing of our financial records by JBOH's independent auditors.


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      If a  director,  officer or  employee  becomes  aware of any  questionable transaction or accounting practice concerning JBOH or its assets, or material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other JBOH relationships with unconsolidated entities or other persons that may have material current or future effects on our financial condition or results of operations, JBOH expects the matter to be reported immediately to the General Counsel or to a member of our Audit Committee.

      Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any JBOH, customer or third party record is prohibited.

Protection of JBOH, Customer or Vendor Information

      No one may use or reveal to others JBOH, customer or vendor confidential or proprietary information. Additionally, all personnel must take appropriate steps -- including securing documents, limiting access to computers and electronic media, and proper disposal methods -- to prevent unauthorized access to such information. Proprietary and/or confidential information, among other things, includes: business methods, pricing and marketing data, strategy, computer code, forms, experimental research and design drawings, and information about, or received from, JBOH's current, former and prospective customers, vendors and employees.

Competitive Information, Defamation and Misrepresentation

      No one may accept, use or disclose to others confidential information of JBOH's competitors. When obtaining competitive information, personnel must not violate JBOH's competitors' rights. Particular care must be taken when dealing with competitors' customers, ex-customers and ex-employees. Never ask for confidential or proprietary information. Never ask a person to violate a non-compete or non-disclosure agreement. Aggressive sales and marketing should not include misstatements, innuendo or rumors about JBOH's competition or their products and financial condition. Do not make unsupportable promises concerning JBOH's products.

Use of JBOH and Third Party Software

      JBOH and third party software may be distributed and disclosed only to authorized employees and to customers in accordance with terms of a JBOH agreement. JBOH and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

Securities Trading

      It is illegal to buy or sell securities using material information not available to the public. Persons who give such undisclosed "inside" information to others may be as liable as persons who trade securities while possessing such information. Securities laws may be violated if a director, officer or employee, or their relatives or friends, trade stock of JBOH, or any of its customers or vendors, while possessing "inside" information. Please refer to the Company's Confidentiality and Insider Trading Policy. You may request a copy from the General Counsel.


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Political Contributions

      Company  funds  may  not  be  given  directly  to  political   candidates.
Directors, officers and employees may, however, engage in political activity with their own resources on their own time.

Retention of Business Records

      JBOH business records must be maintained for the periods specified in JBOH's record retention policies or the more specific policies of your business unit. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request, be discarded or destroyed, regardless of the periods specified in the applicable policy. In addition, no one should ever destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence, another person.

A Healthy and Safe Workplace; No Harassment

      By protecting the health and safety of its employees, we demonstrate respect and contribute to a positive work environment. JBOH's policy is to maintain a secure workplace where all employees are attentive to hazard prevention and the avoidance of accidents and injuries. Observed accidents, injuries, or hazards should be immediately reported to a Company executive.

      JBOH does not tolerate harassment of our employees. The Company does not tolerate any retaliation against a person reporting harassment.

Waivers

      The Code of Business Conduct & Ethics applies to all JBOH officers and employees and the members of its Board of Directors. There will be no waiver of any part of the Code for any officer or director except by a vote of the Board, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect JBOH. Waivers of any part of the Code for any other employee may be granted by the CEO.

      In the event that any waiver is granted for any officer or director, the waiver, and the reasons for it, will be posted on the JBOH website, and a report concerning the waiver will be filed under cover of Form 8-K with the SEC, thereby allowing JBOH's shareholders to evaluate the merits of the particular waiver.

Reporting Violations

      Each person's conduct can reinforce an ethical atmosphere and positively influence the conduct of other employees. If you feel powerless to stop suspected misconduct or discover it after it has occurred, you must report it to a supervisor or one of the Company's executive officers.


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      All directors,  officers and employees are required to report, or cause to be reported, information known to them, and assist in any investigation by any regulatory or law enforcement agency, elected officials or others responsible for such matters, concerning the following:

      o Violation of any federal, state or local laws, regulations or rules by any JBOH director, officer, employee or agent in connection with JBOH or its business;

      o questionable accounting, internal controls and auditing matters concerning JBOH;

      o the conduct of any JBOH director, officer, employee or agent in connection with JBOH or its business that is not honest and ethical;

      o conflicts of interest which have not been reported as required by this Code;

      o disclosures in JBOH's SEC reports and other public disclosures that are not full, fair, accurate, timely and understandable;

      o     violations of this Code.

      If you are still concerned after speaking with your supervisor or feel uncomfortable speaking with him or her (for whatever reason), you may speak with, or send a detailed note, with relevant documents to, the Audit Committee of the Board of Directors or JBOH's outside legal counsel, as follows:

Chair, Audit Committee                          Gregory C. Yadley, Esquire
JB Oxford Holdings, Inc.                        Shumaker, Loop & Kendrick, LLP
15165 Ventura Blvd., Suite 330                  101 E. Kennedy Blvd., Suite 2800
Sherman Oaks, CA  91403                         Tampa, FL  33602

PART II No Retaliation; Confidentiality

      Part of your job at JBOH is "to do the right thing." JBOH will not take any personnel or other action against someone who reports or otherwise tries to stop suspected wrongdoing.

      More specifically, JBOH will not -- and no officer or employee may -- retaliate against anyone who provides, or causes to be provided, information, or who files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding regarding any matter covered in the preceding section entitled "Reporting Violations." The anonymity of a reporting person and the confidentiality of the information that is reported will be maintained if such person so requests; however, the identity of the person and the information reported may be disclosed to the extent necessary to conduct an effective investigation. Anyone who believes he or she has been subject to retaliation by the Company, or any officer or employee, as a result of a report, testimony, assistance in a proceeding or otherwise, should report such retaliation to the Chair of the Board's Audit Committee. The Audit Committee will conduct an appropriate investigation and take action as it determines necessary to effect compliance with this Code and applicable law.


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